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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 11-K


                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (NO FEE REQUIRED)
                   For the fiscal year ended December 30, 1999


                         Commission file number 1-10215


                               NABISCO/LIFE SAVERS
                            CAPITAL ACCUMULATION PLAN
                            (Full title of the plan)


                             NABISCO HOLDINGS CORP.
                                 7 Campus Drive
                              Parsippany, NJ 07054
           (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)


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                              REQUIRED INFORMATION

1.   Not Applicable.

2.   Not Applicable.

3.   Not Applicable.

4. The Nabisco/Life Savers Capital Accumulation Plan (the "Plan") is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Attached hereto as Exhibit 1 is a copy of the most recent audited financial statements and supplemental schedules, prepared in accordance with the financial reporting requirements of ERISA.

EXHIBITS

1 Most recently audited financial statements and supplemental schedules of the Plan.

2    Consent of Deloitte and Touche LLP.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     NABISCO/LIFE SAVERS CAPITAL
                                                               ACCUMULATION PLAN

                                                 /s/ C.M. Sayeau
                                                 -------------------------------
                                                 C. M. Sayeau
                                                 Senior Vice President and Chief
                                                 Personnel Officer

Date:  June 23, 2000


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                                  EXHIBIT INDEX

EXHIBIT
-------

1 Most recently audited financial statements and supplemental schedules of the Plan.

2    Consent of Deloitte and Touche LLP.